EXHIBIT (iii)
                     FIRST AMENDMENT TO

                      PITNEY BOWES INC.

                KEY EMPLOYEES' INCENTIVE PLAN

          (As Amended and Restated:  June 10, 1991)



  The Pitney Bowes Inc. Key Employees' Incentive Plan, as amended and restated June 10, 1991 (the "Plan"), is hereby amended, effective as of the date set forth below, as follows:

  1. This Amendment shall be effective if and only if it is approved by the stockholders of Pitney Bowes Inc. (the
"Company") at their annual meeting in 1996, and if so approved, this Amendment shall be effective as of January
1, 1996.

  2. Section 6(E) of the Plan is amended to read in its entirety as follows:
     (E) For purposes of this Plan, a "Change of Control" shall be deemed to have occurred if:
     (i) There is an acquisition, in any one transaction or a series of transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the
  "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
  Act) of 20 percent or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or re lated trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50 percent of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then benefi cially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or
     (ii) Individuals who, as of September 12, 1988, con stitute the Board of Directors (as of such date, the "Incumbent Board") cease for any reason to constitute at

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  least a majority of the Board, provided that any
  individual becoming a director subsequent to September 12, 1988, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act); or
     (iii) There is (x) an approval by the shareholders of the Company of a reorganization, merger or con solidation, in each case, with respect to which the indi viduals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (y) an approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.
  3. There is added to the Plan a new Section 10, reading in its entirety as follows:
        10. (A) The provisions of this Section 10 shall be applicable to awards under the Plan to "Covered Employees" if the Committee so provides at the time of grant (such awards being referred to as "Covered Awards"). For purposes of this Section 10, "Covered Employees" means participants in the Plan who are designated by the Committee prior to the grant of an award hereunder who are, or are expected to be at the time taxable income will be realized with respect to the award, "covered employees" within the meaning of
     Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor thereto, and the Treasury Regulations thereunder ("Section 162(m)").
              (B)  Covered Awards shall be made subject to
     the achievement of one or more preestablished Perfor mance Goals (as defined below), in accordance with procedures to be established by the Committee from time to time. Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such Performance Goals or to increase the amount payable pursuant to Covered Awards after the Performance Goals have been established; provided, however, that the Committee may, in its sole dis

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     cretion, reduce the amount which
     would otherwise be payable with respect to any Covered Award; and provided, further, that the provisions of Section 8 shall override any contrary provision of this Section 10.
              (C)  "Performance Goals" means one or more
     objective performance goals, established by the Committee at the time an award is granted, and based upon the attainment of targets for one or any combination of the following criteria: operating in come, revenues, return on operating assets, earnings per share, return on stockholder equity, stock price, or achievement of cost control, of the Company or such subsidiary, division or department of the Company for or within which the participant is pri marily employed. Performance Goals also may be based upon attaining specified levels of Company per formance based upon one or more of the criteria described above relative to prior periods or the performance of other corporations. Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m).
              (D)  No payment shall be made pursuant to a
     Covered Award unless and until the Committee shall have certified in writing that the applicable Per formance Goals have been attained. The maximum amount payable pursuant to Covered Awards to a particular Covered Employee for any fiscal year of the Company shall be $5,000,000.
              (E)  The Committee may from time to time
     establish procedures pursuant to which Covered
     Employees will be permitted or required to defer receipt of awards under the Plan.
              (F)  Notwithstanding any other provision of
     the Plan, for all purposes involving Covered Awards, the Committee shall consist of at least two members of the Board of Directors, each of whom is an "outside director" within the meaning of Section
     162(m).
4. Except as provided above, the Plan shall continue in effect without amendment.